UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2012

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2012, A123 Systems, Inc. (the “Company”) entered into a consent and waiver agreement (the “First Loan Consent and Waiver Agreement”) with Wanxiang America Corporation (the “Lender”), the lender and agent under the Company’s $75 million Loan Agreement (the “Loan Agreement”).

Under the First Loan Consent and Waiver Agreement, the Lender waived the Event of Default (as defined in the Loan Agreement)  that would result from the failure by the Company to make  an interest payment in an amount equal to $2,695,312.50 due on October 15, 2012 with respect to the 3.75% convertible subordinated notes due 2016 issued by the Company in the aggregate principal amounts of $143,750,000 (such notes, the “2016 Notes”) (the “October Interest Payment”) until the end of the 30-day grace period under the 2016 Notes.

On October 12, 2012,  the Company also entered into a second consent and waiver agreement (the “Second Loan Consent and Waiver Agreement”) with the Lender.

Under the Second Loan Consent and Waiver Agreement, the Lender waived the Event of Default (as defined in the Loan Agreement)  that would result from the failure by the Company to make any payment of principal and interest it is obligated to make in respect of its 6% Senior Convertible Notes originally issued by the Company on May 24, 2012 (the “6% Notes”) on the 1st and 15th day of each calendar month (each, “6% P&I Payment”), any other default under the 6% Notes, or any failure by the Company to redeem the 6% Notes pursuant to an “Event of Default Redemption Notice” under the 6% Notes during the period of time until November 15, 2012; provided that unless the Company makes all of the 6% P&I Payments that are due through November 15, 2012 and otherwise cures all defaults under the 6% Notes on or prior to November 15, 2012, an Event of Default under the Loan Agreement would occur immediately.

Please see the First Loan Consent and Waiver Agreement and the Second Loan Consent and Waiver Agreement filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K for additional details on the terms and conditions of the First Loan Consent and Waiver Agreement and the Second Loan Consent and Waiver Agreement. The aforementioned description of the First Loan Consent and Waiver Agreement and the Second Loan Consent and Waiver Agreement are qualified in their entirety by the full terms and conditions of the First Loan Consent and Waiver Agreement and the Second Loan Consent and Waiver Agreement, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 2.06 — Material Impairments

On October 16, 2012, the Company expects to be in default under certain of its material debt agreements. The Company does not expect to timely pay the October Interest Payment due today, October 15, 2012, under the 2016 Notes which non-payment will result in a default under the indenture governing the 2016 Notes, $143,750,000 in aggregate principal amount of which are currently outstanding. Similarly, the Company does not intend to timely pay a 6% P&I Payment due today, October 15, 2012, under the 6% Notes, $2,759,118.69 in aggregate principal amount of which are currently outstanding, which non-payment will result in an event of default under the 6% Notes and will permit the holders of the 6% Notes to require them to be redeemed.  The failure to pay the October Interest Payment and the 6% P&I Payment will also result in events of default under the Loan Agreement, but those events of default are temporarily waived under the First Loan Consent and Waiver Agreement and Second Loan Consent and Waiver Agreement, respectively, as described in Item 1.01 of this Current Report on Form 8-K.

The Company is considering a broad set of strategic alternatives to address its liquidity constraints including one or more potential transactions and is preparing for all contingencies as part of that process. However, there is no assurance that the Company will be able to pursue a strategic alternative that will allow it to continue to operate its business as a going concern. The Company may not have sufficient cash to fund operations and may need to seek the protections provided under the U.S. Bankruptcy Code to, among other things, obtain access to new financing and facilitate one or more of the transactions it is contemplating. No assurance can be given that the Company will be able to avoid restructuring, reorganization, or a bankruptcy filing.

Item 8.01 Other Events

The information contained in Item 2.06 is incorporated by reference into this Item 8.01.

Item 9.01 Exhibits.

Exhibit
Number	Description

10.1	Consent and Waiver Agreement , dated October 12, 2012, among A123 Systems, Inc. and Wanxiang America Corporation.

10.2	Consent and Waiver Agreement , dated October 12, 2012, among A123 Systems, Inc. and Wanxiang America Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC. (Registrant)

Date: October 15, 2012	By:	/s/ Eric J. Pyenson

		Name:	Eric J. Pyenson

		Title:	Vice President and General Counsel